                                 EXHIBIT 10.50


                               AMENDING AGREEMENT

THIS AGREEMENT made as of this 23rd day of January, 1999

BETWEEN:

               GLAMIS GOLD LTD., 5190 Neil Road, Suite 310, Reno,
               Nevada, 89502

               ("Glamis")

                                                            OF THE FIRST PART

AND:

               RAYROCK RESOURCES INC., 30 Soudan Avenue, Suite 500, Toronto, Ontario, M4S 1V6

               ("Rayrock")

                                                            OF THE SECOND PART

WHEREAS:

(A) Glamis and Rayrock entered into a letter agreement dated November 19, 1998 (the "Letter Agreement") providing for the acquisition of all of the outstanding shares of Rayrock by Glamis through a statutory plan of arrangement (the "Glamis Arrangement");

(B) Rayrock advised Glamis on January 11, 1999 that it had received a proposal (the "Viceroy Proposal") for an arrangement with Viceroy Resource Corporation ("Viceroy") and that the Board of Directors of Rayrock had determined to support the Viceroy Proposal and to support no longer the Glamis Arrangement;

(C) Glamis has proposed changes to the terms of the Glamis Arrangement (the "Amended Glamis Proposal") and has provided to Rayrock copies of firm commitments from the holders of approximately 34.7% of the outstanding Subordinate Voting Shares of Rayrock to vote in favour of the Amended Glamis Proposal and copies of letters from Rayrock shareholders (including those who have signed firm commitments) holding 62.6% of the Subordinate Voting Shares expressing support for the Amended Glamis Proposal in preference to the Viceroy Proposal;

(D) Glamis has represented, and hereby represents, to Rayrock that Glamis has made adequate arrangements to enable it to meet its obligations to make cash payments to Rayrock shareholders pursuant to the terms of the Amended Glamis Proposal; and

(E) Rayrock having received the Amended Glamis Proposal and the Board of Directors of Rayrock (having consulted Rayrock's financial and legal advisers) having determined in the circumstances that the Amended Glamis Proposal, if completed in accordance with its terms. would result in a transaction more favourable to the shareholders of Rayrock than the Viceroy Proposal, Rayrock is willing to accept the Amended Glamis Proposal and to thereby terminate its support of and participation in the Viceroy Proposal.

THIS AGREEMENT WITNESSES that the parties mutually agree as follows:

Rayrock shall immediately give notice to Viceroy that it is terminating its participation in the Viceroy Proposal and that the Board of Directors of Rayrock has determined to support the Amended Glamis Proposal. Glamis acknowledges that it has been informed by Rayrock that upon taking such action Rayrock will become obligated to pay to Viceroy a `break up" fee in the amount of Cdn$2 million and further acknowledges that Rayrock's obligation to pay such fee and the payment of such fee will not result in a material adverse change in the affairs of Rayrock for purposes of, or result in a breach by Rayrock of any term of, or give rise to any right of Glamis to terminate or not to fulfil its obligations under, the Letter Agreement as hereby amended.

The parties agree that the Letter Agreement is hereby amended as follows:

In paragraph 3 of the Letter Agreement, "2.2 Glamis Shares" referred to in subparagraph (a) is amended to read "2.4 Glamis Shares" and "1.5 Glamis Shares" referred to in subparagraph (b) is amended to read "1.6 Glamis Shares";

Paragraph 4 of the Letter Agreement is hereby deleted, thereby removing the cash cap pertaining to the Cash/Share Exchange Rate, and is replaced by the following:

               "As part of the Arrangement, BlackRock Ventures Inc. ("BlackRock") will receive, subject to receipt of all necessary regulatory and shareholder approvals (collectively, the "BlackRock Share Exchange Approvals"), in lieu of a portion of the number of Glamis Shares that it would otherwise be entitled to receive under the Arrangement, all of the common shares of Magin Energy Inc. ("Magin Shares") owned by Rayrock on the effective date of the Arrangement on the basis of 0.94 of a Glamis Share for each Magin Share; provided, however, that if the BlackRock Share Exchange Approvals are not received on or prior to the effective date of the Arrangement, BlackRock shall accept, in consideration for its Rayrock shares, cash and Glamis Shares on the basis of the Cash/Share Exchange Rate."

The value to be placed on a whole Glamis Share for the purposes of paragraph 5 of the Letter Agreement is to be Cdn$3.75;

In paragraph 6 of the Letter Agreement, subparagraph (f) is amended to delete "All Share Exchange Rate" and replace that phrase with "Cash/Share Exchange Rate" wherever it appears;

Subparagraph 11(g) of the Letter Agreement is hereby deleted on the basis that separate class votes are required under the Ontario Business Corporations Act;

Paragraph 17 of the Letter Agreement is hereby amended by replacing the reference therein to February 26, 1999 by a reference to February 28, 1999; and

Paragraph 18 of the Letter Agreement is hereby deleted.

Rayrock agrees to proceed to complete the Notice of Meeting, Information Circular and other material for a special meeting of its shareholders, which will be held on February 23, 1999, and to obtain a court order with respect to the Amended Glamis Proposal and the special meeting of shareholders of Rayrock expeditiously in order to meet the mailing deadline described in paragraph 4.

Rayrock will proceed to have material for its special meeting of shareholders printed and mailed to shareholders no later than 25 days prior to February 23, 1999, the date of that meeting.

The Letter Agreement, as amended by this Amending Agreement, constitutes, together with the Confidentiality Agreement previously entered into between the parties, the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof

Rayrock agrees that it will not enter into or support any other transaction in preference to the Amended Glamis Proposal unless the Board of Directors of Rayrock (after consulting its financial advisers) has determined, acting in good faith, that such other transaction, if completed in accordance with its terms, would be more favourable to the holders of Rayrock Shares than the Amended Glamis Proposal, provided that such other transaction contains a cash component of at least Cdn$3.25 per share.

In all other respects the Letter Agreement remains in full force and effect, unamended, provided however, that if there is any inconsistency between the terms of the Letter Agreement as hereby amended and the Arrangement Agreement, the terms of the Arrangement Agreement shall prevail.

This Amending Agreement may be executed in two counterparts, each of which when delivered (whether in originally executed form or by facsimile transmission) shall be deemed to be an original and both of which together shall constitute one and the same document.

IN WITNESS WHEREOF this Agreement has been signed, sealed and delivered by the parties hereto as of the date first above written.


GLAMIS GOLD LTD.


Per:  "C. Kevin McArthur"
      ---------------------------
       Authorized Signatory

Per:  "D.J. Forbush"
      ---------------------------
       Authorized Signatory



RAYROCK RESOURCES INC.


Per:  "John W.W. Hick"
      ---------------------------
       Authorized Signatory



Per:  "James E. Askew"
      ---------------------------
       Authorized Signatory